SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 27, 2010

BROWNSHIRE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52266	20-4617652
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

10939 N. Alpine Hwy, PMB 114, Highland, UT	84003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 636-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement

On December 27, 2010, we issued an 8% promissory note to Steven G. Black, our President and one of our directors for $20,000 loaned to us by him.  The note bears interest at 8% per annum and principal and interest on the note are due and payable on December 27, 2012.  We may prepay the note without penalty.  In the event of default the holder of the note may declare the principal amount of the note immediately due and payable.  Events of default include non-payment of interest or principal when due, default in the performance or breach of any covenant or warranty in the note, or our bankruptcy or insolvency.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, on December 27, 2010, we entered into a direct financial obligation with Mr. Black.  The disclosure set forth above under Item 1.01 is hereby incorporated into this item.

Item 3.02

Unregistered Sales of Equity Securities

On December 27, 2010, we sold 49,997,600 shares to Steven G. Black, our President and one of our directors, for gross proceeds of $49,997.60.  Mr. Black was an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The shares were sold without registration under the Securities Act by reason of the exemptions from registration afforded by the provisions of Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder.  Mr. Black acknowledged appropriate investment representations with respect to the sale and consented to the imposition of restrictive legends upon the certificates representing the shares.  He did not enter into the transaction with us as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  He was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction.  No selling commissions were paid in connection with the sale of the shares.

With the above sale of the shares to Mr. Black, we currently have outstanding 80,000,000 shares of our common stock.

Item 9.01

Financial Statements and Exhibits

The following exhibits are included with this report:

Exhibit No.

Description

99.1

Promissory Note dated December 27, 2010 for $20,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brownshire Holdings, Inc.

Date:  December 29, 2010

By  /s/ Steven G. Black

       Steven G. Black, President

2